Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-195509) and in the Post-Effective Amendment No. 2 to the Registration Statement (Form S-8 No. 333-165214) pertaining to the Apple Inc. 2003 Employee Stock Plan, Apple Inc. 2014 Employee Stock Plan and Apple Inc. 2022 Employee Stock Plan of our reports dated October 28, 2021, with respect to the consolidated financial statements of Apple Inc., and the effectiveness of internal control over financial reporting of Apple Inc., included in its Annual Report (Form 10-K) for the year ended September 25, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Jose, California
April 28, 2022